EXHIBIT 99.1

    IRONCLAD ANNOUNCES PRELIMINARY 2006 NET SALES AND 2007 NET SALES GUIDANCE

    Expects to report quarter-over-quarter net sales growth in Q4 2006 of 53%

       Expects to report year-over-year net sales growth of 33% for 2006;
                         and between 46% - 56% for 2007

LOS ANGELES, CA - January 8, 2007 - Ironclad Performance Wear Corporation (ICPW.OB), a leader in high-performance gloves and apparel, today provided unaudited preliminary net sales for the fourth quarter and fiscal year ended December 31, 2006, and net sales guidance for the fiscal year ending December 31, 2007.

The Company expects to report net sales in the fourth quarter of 2006 of approximately $3.9 million, an increase of 53% compared to fourth quarter 2005 net sales of approximately $2.5 million. Full-year net sales for 2006 will be approximately $9.6 million, which is at the top end of previously provided guidance, representing an increase of 33% over 2005 net sales of $7.2 million.

Net sales for 2007 are expected to be in the range of $14 million to $15 million, representing an increase of approximately 46% to 56% over anticipated 2006 annual net sales.

"2007 is shaping up to be a year of tremendous growth opportunity for Ironclad," said Ed Jaeger, President and CEO of Ironclad Performance Wear. "In addition to the continued strong growth in our core line of task specific work gloves, we expect that the introduction of our full line of work wear apparel in the first half of 2007, and our plans to enter new international markets for both our work gloves and apparel, will accelerate the sales growth momentum in 2007."

The Company expects to report its final financial results for the fourth quarter and full-year 2006 in late February.


ABOUT IRONCLAD PERFORMANCE WEAR CORPORATION

Ironclad, which created the performance work glove category in 1998, continues to lead the construction and industrial markets in innovation, technology, design, advanced material science and durability. Ironclad designs, manufactures and sells a comprehensive line of task-specific gloves and performance fabric apparel available at hardware stores, lumber yards, home centers, industrial suppliers, and sporting goods retailers nationwide, and in Australia, Canada, and Japan.

For more information on Ironclad, please visit the Company's Website at www.ironclad.com.


INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

This release contains "forward-looking statements" that include information relating to future events and future financial and operating performance. Examples of forward looking-statements include Ironclad's expectations of future growth. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management's good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for Ironclad's products, the introduction of new products, Ironclad's ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of Ironclad's liquidity and financial strength to support its growth, and other information that may be detailed from time to time in Ironclad's filings with the United States Securities and Exchange Commission. For a more detailed description of the risk factors and uncertainties affecting Ironclad, please refer to the Company's recent Securities and Exchange filings, which are available at www.sec.gov. Ironclad undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS:

Ironclad:                  Integrated Corporate Relations:
Ed Jaeger, CEO             John Mills / Anne Rakunas
(310) 643-7800 X106        (310) 954-1100

Thomas Walsh, CFO
(310) 643-7800 X120


                                       2